                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 13)*

                            BELL MICROPRODUCTS INC.
          ___________________________________________________________
                               (Name of Issuer)

                                 COMMON STOCK
          ___________________________________________________________
                        (Title of Class of Securities)

                                   078137106

                                (CUSIP Number)

                               January 29, 2007
          ___________________________________________________________
            (Date of Event Which Requires Filing of this Statement)

Check  the  appropriate  box to  designate  the Rule  pursuant  to  which  this
Schedule is filed:

                              [ ] Rule 13d - 1(b)
                              [X] Rule 13d - 1(c)
                              [ ] Rule 13d - 1(d)

*     The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this form with  respect  to the  subject  class of securities,  and for any  subsequent  amendment  containing  information  which would alter disclosures provided in a prior cover page.

      The  information  required  on the  remainder  of this page  shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 ("Act") or  otherwise  subject to the  liabilities  of that section of the Act but shall be subject to all other  provisions  of the Act  (however, see the Notes.)

                        (Continued on following page(s)

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   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Forrestal  Funding Master Trust  Wilmington  Trust Co as
        Owner - Trustee

        51-6512658

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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
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   3    SEC USE ONLY

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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
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                                                               0
                  5   SOLE VOTING POWER
   NUMBER OF
     SHARES       6
  BENEFICIALLY
 OWNED BY EACH
   REPORTING      7
  PERSON WITH
                  8
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                                                               0
                      SHARED VOTING POWER
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                                                               0
                      SOLE DISPOSITIVE POWER
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                      SHARED DISPOSITIVE POWER         1,681,458
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    9      AGGREGATE   AMOUNT   BENEFICIALLY   OWNED   BY   EACH
           REPORTING PERSON
                                                       1,681,458
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    10     CHECK IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES
           CERTAIN SHARES*

                                                            [  ]
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    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.24%
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    12     TYPE OF REPORTING PERSON*

                                                              OO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Bell Microproducts Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           1941 Ringwood Avenue
           San Jose, CA   95131

Item 2(a). Name of Person Filing:

           Forrestal  Trust  Funding  Master  Wilmington  Trust  Co as  Owner -
           Trustee

Item 2(b). Address of Principal Business Office or, if None, Residence:

           c/o Wilmington Trust Co.
           1100 North Market Street
           Wilmington, DE  19890

Item 2(c). Citizenship:

           Delaware, US

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           078137106

Item 3.    If This Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b)
           or (c), Check Whether the Person Filing is a:

           (a)  [ ]  Broker  or  dealer  registered  under  Section 15  of  the
           Exchange Act.
           (b)  [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)  of the
                Exchange Act.
           (d)  [ ]  Investment  company  registered  under  Section 8  of  the
                Investment Company Act.
           (e)  [   ]   An    investment    adviser    in    accordance    with
           Rule 13d-1(b)(1)(ii)(E).
           (f)  [ ] An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).
           (g)  [ ] A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G).
           (h)  [ ] A savings  association  as defined in  Section 3(b)  of the
                Federal Deposit Insurance Act.
           (i)  [ ] A church plan that is excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                Company Act.
           (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this  statement is filed  pursuant to  Rule 13d-1(c),  check this box.  [ X ]

Item 4.         Ownership:

           With respect to the  beneficial  ownership of the reporting  person, see Items 5  through  11 of the cover  pages to this  Schedule  13G, which are incorporated herein by reference.

Item 5.         Ownership of Five Percent or Less of a Class:

           If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following  [  ].

Item 6.         Ownership  of More than  Five  Percent  on  Behalf  of  Another
Person:

           Not applicable.

Item 7.    Identification  and  Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable.

Item 8.         Identification and Classification of Members of the Group:

           Not applicable.

Item 9.         Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           By signing  below each of the  undersigned  certifies  that,  to the best of such  undersigned's  knowledge  and belief,  the  securities referred to above were not  acquired  and are not for the purpose of or with the effect of  changing  or  influencing  the control of the issuer of the  securities  and were not acquired and are not held in connection with or as a participant in any  transaction  having that purpose or effect.

                                      SIGNATURE

After  reasonable  inquiry  and to the  best  of my  knowledge  and  belief,  I certify that the  information  set forth in this  statement  is true,  complete and correct.

Dated:     February 07, 2007

Wilmington Trust Company as Owner-Trustee

        /s/ Mary Kay Pupillo
By:   ___________________________

        Mary Kay Pupillo